EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) of News Corporation for its exchange offer of shares to acquire the minority interest of Fox Entertainment Group, Inc. and to the incorporation by reference therein of our report dated August 27, 2004 (except for Notes 3 and 27, as to which the date is November 23, 2004), with respect to the consolidated financial statements of News Corporation included in its Current Report on Form 8-K filed on November 24, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

March 3, 2005